EXHIBIT 10.3

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Settlement Agreement”) is entered into as of October 9, 2009, by and between Baywood International, Inc., a Nevada corporation (the “Baywood”), Nutritional Specialties, Inc., a Nevada corporation (“NSI”) (collectively, Baywood and NSI being referred to as the “Company”), and Thomas Pinkowski, an individual residing at 3703 Calle Fino Clarete San Clemente, California 92673 ("Employee").

WHEREAS, on March 30, 2007, Baywood Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company entered into an Asset Purchase Agreement pursuant to which it purchased substantially all of the assets and assumed certain liabilities of Nutritional Specialties, Inc. d/b/a LifeTime ® or LifeTime Vitamins®, a California corporation (“LifeTime”) and subsequently changed its name from Baywood Acquisition, Inc. to Nutritional Specialties, Inc. (referred to herein as “NSI”);

WHEREAS, as part of the purchase price of the assets of LifeTime, the Company and NSI issued to Employee, at the direction of LifeTime, an 8% subordinated promissory note with a face value of $350,000 (the “Note”) and an 8% convertible subordinated promissory note with a face value of $100,000 (the “Convertible Note,” and together with the Note, the “Notes”), each of which were subordinated to the Company’s senior secured indebtedness to Vineyard Bank, N.A.;

WHEREAS, as of October 9, 2009, an aggregate of $121,729.31 comprised of $94,678.35 outstanding on the Note, including accrued and unpaid interest, and $27,050.96 outstanding on the Convertible Note, including accrued and unpaid interest, remain outstanding on the Notes (in the aggregate, referred to as the “Outstanding Indebtedness”);

WHEREAS, Employee entered into an employment agreement dated March 30, 2007 (the “Employment Agreement”) pursuant to which Employee was employed by the Company as its Vice President and as President of NSI;

WHEREAS, the Company owes Employee 60,000 restricted shares of its common stock (the “Shares”), that represent the remaining unvested balance of common stock that was issued as additional consideration to Employee under the Employment Agreement;

WHEREAS, Employee owes $80,000 under an unsecured promissory note, dated December 10, 2004, payable to LifeTime with an original principal amount of $100,000 (the “LifeTime Note”);

WHEREAS, Section 3(b) of the Employment Agreement requires Employee to promptly pay the Company the remaining balance on the LifeTime Note in the event the Employment Agreement is terminated for any reason prior to the end of its term;

WHEREAS, the Company has determined that it would be in its best interest to sell substantially all of the assets of its nutraceutical business and desires to terminate its employment arrangement with Employee and Employee wishes to tender his resignation as an Officer and Employee of the Company;

WHEREAS, given the Company’s sale of assets and the Employee’s resignation; the Company desires to pay to Employee the Outstanding Indebtedness, issue the Shares and forgive the outstanding balance on the LifeTime Note;

WHEREAS, all references to shares of the Company’s common stock give effect to a 1 for 20 reverse stock split, effective December 18, 2007 (the “Reverse Split”); and

WHEREAS, each party desires to provide the other party with a release of any and all claims, if any, against the other, subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and the undertakings set forth herein, and intending to be fully bound hereby, the parties agree:

1.

Effective as of the date hereof, any and all agreements of whatever kind between the Company and Employee, including but not limited to the Employment Agreement, the Notes and the LifeTime Note, are hereby cancelled and terminated and shall have no further force or effect.  Neither the Company nor Employee shall have any further rights or obligations under any such agreements, under federal or state law, with respect to payment or other obligations, except to the extent set forth in this Settlement Agreement.

2.

Employment Agreement.  With respect to the Employment Agreement, the Company and Employee agree as of the date hereof as follows:

(a)

Employee agrees, concurrent with this Settlement Agreement, to tender his resignation and terminate the Employment Agreement pursuant to Section 5(f) of the Employment Agreement (such date, the “Termination Date”).  The Company waives any notice required by Section 5(f) of the Employment Agreement.  As of the Termination Date, Employee will no longer serve as Vice President of the Company or as President of NSI and Employee will no longer be considered an Employee, Officer or Consultant of the Company in any capacity.

(b)

As a result of Employee terminating the Employment Agreement, the terms of the Employment Agreement shall govern the relationship between the parties except to the extent this Settlement Agreement states otherwise.  As set forth in the Employment Agreement, the Company shall pay the following amounts to Employee pursuant to Section 6(c) of the Employment Agreement: (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) of the Employment Agreement for services rendered through the Termination Date; and (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) of the Employment Agreement.  Employee will be paid an additional $13042.21 for unused vacation and sick time and Employee agrees such amount is the amount owed to Employee for such benefits.  For clarity, as of the Termination Date, Employee shall receive no other compensation or benefits pursuant to the Employment Agreement.

(c)

Restricted Shares.  Any Restricted Shares issued or issuable as described in Section 3(d) of the Employment Agreement shall be governed according to the terms and conditions of the Employment Agreement and the agreements relating to the grant of the Restricted Shares.

(d)

The Company hereby waives any rights it may have pursuant to Sections 7(b) – Non-Competition, 7(c) –Non-Solicitation, and 7(e) – Proprietary Information, of the Employment Agreement.

(e)

LifeTime Note.  The Company hereby waives Employee’s obligation, pursuant to Section 3(b) of the Employment Agreement, to pay the Company the remaining balance on the LifeTime Note in the event the Employment Agreement is terminated for any reason prior to the end of its term.  For clarity, as of the Termination Date, the LifeTime Note will be cancelled and no further obligation will be owed by Employee to the Company on the LifeTime Note.

3.

Notes and Outstanding Indebtedness.  The Company hereby agrees to pay to Employee a total of $121,729.31to cancel all Outstanding Indebtedness.  The Company shall not owe Employee any other obligations under the Notes and Employee waives any Events of Default or other rights it has or may have in the present or the future, if any, pursuant to the Notes.

4.

The Shares. The Company hereby agrees to issue to Employee the Shares.  The Company shall deliver the Shares to Employee within 10 business days of the date of this Settlement Agreement, at the address set forth above.  Further, Employee agrees to provide the Company with any additional information it or its transfer agent may reasonably require in order to issue the Shares to Employee.  For clarity, the number of Shares has been adjusted to reflect the Reverse Split.

5.

Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other.  Employee agrees he will not act in any manner that might damage the business of the Company.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

6.

For and in consideration of the undertakings set forth herein, the Company (for itself and its respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them) agrees to perform the obligations set forth in this Settlement Agreement and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever Employee and his past, present and future administrators, affiliates, agents, assigns, attorneys, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, subpartners, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to the Company.

7.

For and in consideration of the undertakings set forth herein, Employee (for himself and his respective past, present and future administrators, affiliates, agents, assigns, attorneys, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them) agrees to perform the obligations set forth in this Settlement Agreement and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company and its past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to Employee.

8.

This Settlement Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreement verbal or written.  Both the Company and Employee acknowledge that they have consulted legal counsel regarding the contents and effect of this Settlement Agreement and that they are entering into this Settlement Agreement knowing that doing so will terminate their right to assert any legal claims against the other party in the future with respect to claims that have been waived by the terms of this Settlement Agreement.

9.

This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of laws principles that would result in the application of the substantive law of another jurisdiction. This Settlement Agreement may not be amended or modified except by an instrument in writing signed by each party.

10.

As further consideration for the release contained in this Settlement Agreement, the Company and Employee, for themselves and each of their respective successors and assigns, hereby agree, represent, and warrant that the matters released herein are not limited to matters that are known or disclosed, and the Company and Employee hereby waive any and all rights and benefits that they now have or in the future may have conferred upon them by virtue of the provisions of Section 1542 of the Civil Code of the State of California (or any other statute or common law principles of similar effect), which Section provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

In this connection, the Company and Employee hereby agree, represent, and warrant that they realize and acknowledge that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses that are presently unknown, unanticipated, and unsuspected, and they further agree, represent, and warrant that this Settlement Agreement has been negotiated and agreed upon in light of that realization and that, except as expressly limited above, they nevertheless hereby intend to release, discharge, and acquit each other from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses.

THE PARTIES AGREE THIS SETTLEMENT AGREEMENT MAY BE DELIVERED AND/OR RETURNED BY TELEPHONE FACSIMILE IN ONE OR MORE COUNTERPART COPIES, AND THE PARTIES MAY RELY UPON THE SIGNATURES HERETO WHETHER IN ORIGINAL OR FACSIMILE COPY.

Dated: October 9, 2009

AGREED AND ACCEPTED

By:  Employee

/s/ Thomas Pinkowski

Name:  Thomas Pinkowski

By:  Baywood International, Inc. and duly authorized to sign:

By:  /s/ Eric Skae

Name:  Eric Skae

Title:  Chief Executive Officer

By:  Nutritional Specialties, Inc., f/k/a Baywood Acquisition, Inc., and duly authorized to sign:

By:  /s/ Neil Reithinger

Name:  Neil Reithinger

Title:  Chief Executive Officer